ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1996-2
$ 321,422,909 5.90% Auto Receivables Backed Certificates
For the Year Ended December 31, 1999




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-1999   5,980,668     603,213     364,178    3.69%    7,226,319    6.11%
 Feb-1999   5,739,783   1,016,664     319,743    3.41%    6,506,416    5.77%
 Mar-1999   6,320,290     975,849     114,174    1.29%    5,576,018    5.25%
 Apr-1999   6,031,824     936,070     136,998    1.64%    5,028,194    5.02%
 May-1999   5,798,583     892,215     284,682    3.62%    4,381,603    4.64%
 Jun-1999   5,296,247     850,680     118,356    1.60%    4,247,804    4.77%
 Jul-1999   5,462,524     814,789      67,896    0.98%    4,266,611    5.11%
 Aug-1999   5,131,456     776,266     118,130    1.81%    4,313,200    5.51%
 Sep-1999   5,020,009     739,687     141,031    2.31%    4,093,631    5.58%
 Oct-1999   4,445,524     703,067      40,607    0.71%    4,019,124    5.84%
 Nov-1999   4,258,346     669,452      87,884    1.63%    4,375,944    6.77%
 Dec-1999   4,094,567     634,531      46,033    0.91%    4,538,837    7.51%
          ____________ ___________ ___________
   Totals  63,579,821   9,612,482   1,839,711

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.